Exhibit 10(eee)

NEXTERA ENERGY, INC.
EXECUTIVE SEVERANCE BENEFIT PLAN
(EFFECTIVE FEBRUARY 26, 2013)
1.PURPOSE.

The Compensation Committee (the “Compensation Committee”) of the Board of Directors of NextEra Energy, Inc. has adopted this NextEra Energy, Inc. Executive Severance Benefit Plan (the “Plan”), effective as of February 26, 2013. The purpose of the Plan is to retain senior executives and encourage dedication to their duties by ensuring the equitable treatment of those who may experience an Involuntary Termination. The Plan thus provides each Participant with severance benefits following the Participant's Involuntary Termination in exchange for the release described in the Plan and adherence to certain covenants protective of the Company and its Affiliates.
2.DEFINITIONS.

Whenever used in the Plan, the following capitalized words and phrases will have the meanings set forth below.
(a)“Accrued Obligations” means, with respect to a Participant, the Participant's: (i) earned but unpaid annual base salary through and including the Participant's Date of Termination; (ii) benefits in accordance with the terms and subject to the conditions of all pension, 401(k), deferred compensation, executive retirement and supplemental executive retirement plans and all other benefit plans and arrangements (including, without limitation, life and disability insurance); (iii) pay for accrued but unused vacation time; (iv) unpaid business expense reimbursements for expenses incurred by the Participant through and including the Participant's Date of Termination and qualifying for reimbursement under the Company's ordinary business expense reimbursement policy then in effect and generally applicable to Company executives; and (v) any other or additional compensation or benefits entitlement under and in accordance with the terms and subject to the conditions of applicable plans or employee benefit programs of the Company, including, without limitation, the Long Term Incentive Plan and any award agreements under the Long Term Incentive Plan.

(b)“Affiliate” means any corporation or non-corporate entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended, including any Subsidiary.

(c)“Board” means the Company's Board of Directors.

(d)“Cause” means, with respect to a Participant, as determined by the Compensation Committee and unless otherwise provided in an applicable agreement between the Participant and the Company or an Affiliate, (i) repeated violations by the Participant of the Participant's obligations to the Company or an Affiliate (other than as a result of incapacity due to physical or mental illness) that are willful and deliberate on the Participant's part, which are committed in bad faith or without reasonable belief that the violations are in the best interests of the Company or the Affiliate and that are not remedied within a reasonable period of time after the Participant's receipt of written notice from the Company specifying the violations, or (ii) the Participant's conviction of a felony.

(e)“Code” means the Internal Revenue Code of 1986, as amended. References to a Code section will be deemed to be to that section as it now exists and to any successor provision.

(f)“Company” means NextEra Energy, Inc., a Florida corporation.

(g)“Competing Enterprise” means, as of any date, any business, organization, person, third party or other entity now existing or hereafter created that is or has been engaged in competition with the Company with respect to any project (or with respect to any customer or bona fide prospective customer of any such project to the extent such competition relates to such project) in which the Company has at any time within the preceding five years performed any significant development efforts of which the Participant has significant knowledge.

(h)“Date of Termination” means, with respect to a Participant, the date of termination of the Participant's employment with the Company or an Affiliate, which will be specified in the applicable Notice of Termination and which, in the case of an Involuntary Termination under Section 2(l)(ii), will be not less than 30 days following the Company's receipt of such Notice of Termination.

(i)“Disability” means, with respect to an Eligible Executive, any condition as a result of which the Eligible Executive is determined to be totally disabled for purposes of (i) the Company's executive long-term disability plan, for Eligible Executives who participate in such plan, or (ii) the Company's long-term disability plan, for Eligible Executives who do not participate in the Company's executive long-term disability plan.

(j)“Eligible Executive” means the Company's Chief Executive Officer and any other key employee of the Company or an Affiliate that the Compensation Committee designates as an Eligible Executive, excluding the individual who is serving as the Company's Executive Chairman as of the effective date of the Plan.

(k)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l)“Involuntary Termination” means, with respect to a Participant, the occurrence of either of the following:

(i)the termination of the Participant's employment with the Company or an Affiliate by the Company or the Affiliate without Cause and other than by reason of the Participant's death or Disability, provided that the Company or an Affiliate may not terminate a Participant's employment hereunder unless and until the Company or the Affiliate has delivered a Notice of Termination to the Participant; or

(ii)the termination of the Participant's employment with the Company or an Affiliate by the Participant's resignation from all positions the Participant holds with the Company or the Affiliate after the occurrence of any one of the following events undertaken or resulting without the Participant's express consent:

(A)any material breach by the Company of any material provision of the Plan (including, without limitation, the provisions of Section 11(b)) or any material provision of any other agreement between the Participant and the Company, or any material breach by any Affiliate of any material provision of any agreement between the Participant and the Affiliate;

(B)a relocation of the Participant's principal place of employment by more than 90 miles from the Participant's principal place of employment as of the date of the Plan (or as of a date subsequent thereto on which the Participant agrees to such a relocation), except for required travel on Company business to an extent substantially consistent with the Participant's business travel obligations immediately before the date of relocation; or

(C)a material, adverse change in the Participant's title, authority, duties or responsibilities with the Company or an Affiliate, whether by reason of a change in the reporting requirements applicable to the Participant or otherwise, including, without limitation, the assignment to the Participant of any duties and responsibilities that are materially inconsistent with the Participant's title, authority, duties or responsibilities as of the date of the Plan (other than as a result of an isolated, insubstantial and inadvertent action by the Company or the Affiliate not taken in bad faith and remedied within 60 days after delivery by the Participant of written notice thereof to the Company or the Affiliate, which must be delivered by the Participant within 14 days after the occurrence of such action), or any reduction in the Eligible Executive's annual base salary or annual target cash incentive opportunity as in effect as of the effective date of the Plan or, if higher, any subsequent date.

An Eligible Executive may not terminate employment under Section 2(l)(ii) upon the occurrence of a Termination Event unless the Eligible Executive has delivered a Notice of Termination to the Company within 90 days after the initial occurrence of a Termination Event and the Company or the Affiliate employing the Eligible Executive has failed to cure the event or circumstance claimed to constitute the Termination Event within 30 days after the Company's receipt of such Notice of Termination. If an Eligible Executive does not terminate employment under Section 2(l)(ii) within 180 days after the initial occurrence of a Termination Event, the Eligible Executive will be deemed to have waived his or her right to terminate employment under Section 2(l)(ii) on the basis of such Termination Event.

(m)“Long Term Incentive Plan” or “LTIP” means any one or more of the FPL Group, Inc. Amended and Restated Long Term Incentive Plan, the NextEra Energy, Inc. Amended and Restated 2011 Long Term Incentive Plan, as amended from time to time, or any successor or other long-term incentive plan maintained by the Company.

(n)“Notice of Termination” means, as the case may be, (i) a written notice of Involuntary Termination under Section 2(l)(i) required to be delivered to a Participant by the Company or an Affiliate employing the Participant, which must set forth (a) the Date of Termination and (b) that the Involuntary Termination is not on account of Cause or Disability (or must omit any reference to the Involuntary Termination being on account of Cause or Disability), or (ii) a written notice of Involuntary Termination under Section 2(l)(ii) required to be delivered by a Participant to the Company, which must set forth (a) the Date of Termination and (b) with reasonable specificity, the event or circumstance claimed to constitute the Termination Event.

(o)“Participant” means an Eligible Executive who becomes a participant in the Plan pursuant to Section 3.

(p)“Section 409A” means Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued under such section.

(q)“Subsidiary” means any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock, membership interest or other ownership interests of any class or kind ordinarily having the power to vote for the directors, managers or other voting members of the governing body of such corporation or non-corporate entity. In addition, any other corporation (other than the Company) or non-corporate entity may be designated by the Compensation Committee as a Subsidiary, provided that such entity would be considered a subsidiary according to generally accepted accounting principles.

(r)“Termination Event” means an event or circumstance referred to in Section 2(l)(ii)(A), (B) or (C).

3.PARTICIPATION.

(a)Except as provided in Section 3(b), an Eligible Executive will become a Participant in the Plan if the Eligible Executive (i) receives from the Company or delivers to the Company, as the case may be, a valid Notice of Termination and (ii) actually experiences an Involuntary Termination. A Participant's participation in the Plan is subject to all of the terms and conditions of the Plan. To participate in and receive benefits under the Plan, each Participant agrees to observe all of the provisions of the Plan and to comply with all decisions taken by the Company and the Compensation Committee in construing and administering the Plan, to the extent that such decisions are consistent with the express provisions of the Plan.

(b)Notwithstanding Section 3(a), Section 4 or any other provisions of the Plan, with respect to any Eligible Executive who is a party to an Executive Retention Employment Agreement with the Company (the “Retention Agreement”), if the Employment Period (as defined in the Retention Agreement) begins and for so long as the Employment Period continues, the Eligible Executive will not become a Participant in the Plan and no amount of severance benefits will be payable to or on behalf of the Eligible Executive under the Plan with respect to any event that constitutes an Involuntary Termination under the Plan if such event entitles the Eligible Executive to receive full payment and benefits under the Retention Agreement.

4.OBLIGATIONS OF THE COMPANY UPON INVOLUNTARY TERMINATION.

Subject to the requirements and conditions of this Section 4, if a Participant experiences an Involuntary Termination, the Company will pay the Participant the Accrued Obligations described in Section 4(a) and, subject to satisfaction of the release, protective covenant affirmation and other conditions of Section 4(c), provide the Participant with the severance benefits described in Section 4(b), in each case as follows:

(a)Accrued Obligations. The Participant will be entitled to receive payment of all Accrued Obligations. The Accrued Obligations described in Sections 2(a)(i) and 2(a)(iii) will be paid as follows: (i) to the extent a deferral election has been made with respect to any such Accrued Obligations under the terms of the Company's Deferred Compensation Plan, at the time and in the manner determined under such deferral election; and (ii) in all other cases, within 45 days after the Participant's Date of Termination. The Accrued Obligations described in Section 2(a)(iv) will be paid within 45 days after the submission of requests for reimbursement in accordance with the applicable policies and procedures of the Company and in any event no later than the end of the calendar year following the calendar year in which the Date of Termination occurs. The Accrued Obligations described in Sections 2(a)(ii) and 2(a)(v) will be paid within the periods for payment specified in the benefit plans or employee programs (and any award agreements thereunder) referred to in Sections 2(a)(ii) and 2(a)(v).

(b)Severance Benefits. Severance benefits will consist of the following:

(i)Severance Payments. The Participant will be entitled to receive the amount equal to the product of (x) the sum of (A) the Participant's annual base salary in effect immediately prior to termination of employment or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting a Termination Event; and (B) the Participant's annual target cash incentive opportunity (expressed as a dollar amount) in effect immediately prior to termination of employment or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting a Termination Event, multiplied by (y) two. Except to the extent required by Section 11(i)(iii), payment of such amount will be made in two equal installment payments. The first such installment will be payable on the 60th day following the Participant's Termination Date and the second such installment will be payable on the first anniversary of the first payment date.

(ii)Equity and Equity-Based Awards. The Participant will be entitled to any additional vesting described below with respect to the Participant's outstanding equity and equity-based awards granted under the Long Term Incentive Plan or otherwise at any time prior to the effective date of the Plan and through and including the Participant's Date of Termination, to the extent not already so vested at the Participant's Date of Termination:

(A)If the Participant's Date of Termination occurs during the performance period with respect to an equity award that is a performance share award, and if at the end of the performance period the performance objectives with respect to the performance share award are achieved at any level, the Participant will vest in a pro-rata portion of the number of shares subject to such performance share award that (but for the termination of the Participant's employment prior to the end of the performance period) otherwise would have vested based on the actual level of the achievement of the performance objectives, as certified by the Compensation Committee. For purposes of this Section 4(b)(ii)(A), the number of vested performance shares will equal the target number of performance shares subject to the performance share award multiplied by the pro-rata vesting percentage. The pro-rata vesting percentage will equal the actual level of the achievement of the performance objectives as certified by the Compensation Committee (assuming continued employment) multiplied by the quotient of (x) the total number of days of the Participant's service completed as of such Participant's Date of Termination during the performance period for the performance share award, divided by (y) the total number of days during the performance period for the performance share award.

(B)If the Participant's Date of Termination occurs during a vesting period with respect to an equity award that is a restricted stock award, the Participant will vest in a pro-rata portion (based on the number of days in the vesting period) of the number of shares that were scheduled to vest for the vesting period to the extent not already so vested; provided, however, that vesting of such an award will not occur in the case of an award that also is subject to the achievement of performance objectives with respect to the vesting period unless the performance objectives that are applicable to such vesting period are achieved. For purposes of this Section 4(b)(ii)(B), the vesting period of an award will be the number of days from the date of grant of the award to and including the date on which the shares otherwise would vest under the ordinary vesting schedule specified in the award. In applying the preceding sentence, with respect to a restricted stock award that vests in tranches, each tranche will be treated as a separate award. For purposes of this Section 4(b)(ii)(B), the number of vested shares with respect to a vesting period will equal the total number of shares eligible to vest for the vesting period under the restricted stock award multiplied by the pro-rata vesting percentage. The pro-rata vesting percentage will equal the quotient of (x) the total number of days of the Participant's service completed as of such Participant's Date of Termination during the vesting period, divided by (y) the total number of days during the vesting period.

(C)If the Participant's Date of Termination occurs during a vesting period with respect to an equity award that is a stock option award, the Participant will vest in a pro-rata portion of the number of shares that were scheduled to vest for the vesting period to the extent not already so vested, with the vesting period determined in the same manner as under Section 4(b)(ii)(B) (including treating each tranche of a stock option award that vests separately as a separate award). For purposes of this Section 4(b)(ii)(C), the number of vested shares will equal the total number of shares eligible to vest for the vesting period under the stock option award multiplied by the pro-rata vesting percentage. The pro-rata vesting percentage will equal the quotient of (x) the total number of days of the Participant's service completed as of such Participant's Date of Termination during the vesting period, divided by (y) the total number of days during the vesting period.

(D)If the Participant's Date of Termination occurs during a vesting period with respect to an equity award or equity-based award that is not a performance share award, restricted stock award or stock option award, and without regard to whether such award is payable in equity or cash (such equity or equity-based award, an “Other Award”), the Participant will vest in a pro-rata portion of the number of shares that were scheduled to vest for the vesting period to the extent not already so vested, with the vesting period determined in the same manner as under Section 4(b)(ii)(B) (including treating each tranche of an Other Award that vests separately as a separate award); provided, however, that vesting of such Other Award will not occur in the case of an award that also is subject to the achievement of performance objectives with respect to the vesting period unless the performance objectives that are applicable to such vesting period are achieved; and, provided, further, that the pro-rata vesting will be applied to the level at which the Other Award is eligible to vest based on the actual level of achievement of the performance objectives, as certified by the Compensation Committee. For purposes of this Section 4(b)(ii)(D), the number of vested shares will equal the total number of shares eligible to vest for the vesting period under such Other Award multiplied by the pro-rata vesting percentage. The pro-rata vesting percentage will equal the quotient of (x) the total number of days of the Participant's service completed as of such Participant's Date of Termination during the vesting period, divided by (y) the total number of days during the vesting period.

(E)If the Participant's Date of Termination occurs after the close of the performance period or vesting period with respect to a performance share award, a restricted stock award or an Other Award that is subject to the achievement of performance objectives, but prior to the Compensation Committee's determination of whether the performance objectives have been achieved, such award will vest in the number of shares that otherwise would have vested based on the actual level of achievement of the performance objectives as later certified by the Compensation Committee.

Nothing in this Section 4(b)(ii) shall be construed to accelerate or further defer the payment date of any deferred payment award that becomes vested under this section. Furthermore, cash payments under Section 4(b)(i) will be reduced by the value of dividends the Participant is required to forfeit under the terms of any LTIP award outstanding on the Participant's Date of Termination and notwithstanding the terms of any award agreement or plan to the contrary, to the extent not already repaid to the Company at the time the cash payment is due.

(iii)Financial Planning, Accounting and Legal Advice. The Participant will be entitled to receive on the 60th day following the Participant's Date of Termination a lump sum payment of cash equal to $10,000 for personal financial planning, accounting and legal advice.

(iv)Outplacement Services. The Participant will be entitled to receive transition or outplacement services provided by an independent agency selected by the Company that is reasonably acceptable to the Participant in an amount not to exceed $25,000; provided, however, that outplacement expenses may not extend beyond December 31 of the second calendar year following the calendar year in which the Participant's Date of Termination occurred. Any reimbursements will be made as soon as administratively feasible, but in no event later than December 31 of the third calendar year following the calendar year in which the Participant's Date of Termination occurred. Notwithstanding the foregoing, the Participant may, prior to the Participant's Date of Termination, elect to receive on the 60th day following the Participant's Date of Termination a lump sum cash payment of $25,000 in lieu of such transition or outplacement services.

(v)Purchase of Company Vehicle. If the Participant is in possession of a Company car on the Participant's Date of Termination, the Participant may purchase such car at the net book value or lease value (as determined by the Company in accordance with its ordinary practice then in effect) on the 60th day following the Participant's Date of Termination.

(c)Entitlement to Benefits; Release of Claims; Agreement to Protective Covenants. As a condition to the Participant's receipt of the severance benefits described in Section 4(b), the Participant must (i) execute and deliver to the Company a release of claims against the Company, such release to be in a form determined by the Company, in its reasonable discretion, by no later than the Date of Termination and allow such release to become effective in accordance with its terms, but in any event no later than 60 days following the Participant's Date of Termination; and (ii) (A) execute and deliver to the Company resignations of all officer and director positions the Participant holds with the Company or its Affiliates; and (B) execute and deliver to the Company an agreement affirming the Participant's acknowledgement of, and agreement to, the Protective Covenants (as described in Section 5), in each case no later than 45 days after the Date of Termination. No severance benefits will be payable under the Plan for the Participant's Involuntary Termination if the Participant does not execute such release in favor of the Company, or if the Participant purports to rescind the release in whole or in part, or if the Participant does not execute and deliver the agreements, instruments and other documents described in Section 4(c)(ii), all within the time frames described herein.

(d)Limitation. Notwithstanding anything to the contrary under the Plan, a Participant's aggregate severance benefits paid under the Plan shall not under any circumstances exceed six times the sum of (x) the average annual base salary the Participant received from the Company or any Affiliate for the three calendar years prior to the calendar year in which the Participant's termination of employment occurs, and (y) the average annual cash incentive the Participant received from the Company or any Affiliate for the three calendar years prior to the calendar year in which the Participant's termination of employment occurs.

(e)Mitigation. Participants will not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under the Plan, and the seeking or obtaining of any such other employment will in no event effect any reduction of the Company's obligations to make the payments and provide the benefits required under the Plan.

5.PROTECTIVE COVENANTS.

(a)Non-Competition; Non-Solicitation; Confidentiality; Non-Disparagement. As a condition to the Participant's right to receive the severance benefits provided in Section 4(b), the Participant agrees to the covenants that follow (the “Protective Covenants”). For the avoidance of doubt, the Protective Covenants shall apply only to the extent the Participant receives severance benefits under Section 4(b). For purposes of this Section 5(a), the term “Company” refers to the Company, its Affiliates and any and all predecessors, and any and all present, former, and future successors, assigns, parents, subsidiaries, affiliates, divisions, members, committees and/or other related companies of any of the foregoing entities, and partners, partnerships, assigns, directors, officers, managers, fiduciaries, employees, shareholders, advisors, attorneys, representatives, and agents, both in their representative and individual capacities, of any of the foregoing entities.

(i)During the Participant's employment with the Company and for a two-year period following the Participant's Date of Termination, the Participant agrees, regardless of any dispute between the parties, that the Participant will not (except with the prior express written consent of Executive Vice President, Human Resources of NextEra Energy, Inc. (“NextEra”), either directly or indirectly (whether through a broker, representative, consultant, advisor, agent, or “headhunter” or otherwise):

(A)(i) Entice, induce or solicit, or attempt to entice, induce or solicit, any employee of the Company (or any person who served in such capacity at any time during the 12-month period preceding such hiring, employment or solicitation) to leave the Company's employ or (ii) hire any employee of the Company on behalf of, or cause any employee of the Company otherwise to become employed by, another entity, including, but not limited to, a Competing Enterprise, for any reason whatsoever;

(B)Advise, consult for, represent or lobby on behalf of any business, organization, person, third party or other entity (including, but not limited to, a Competing Enterprise) on matters adverse to the Company;
(C)Voluntarily submit testimony adverse to the Company before any governmental agency or legislative, regulatory, or judicial body that has jurisdiction over the interests of the Company (except as otherwise provided or required by law), and in which case the Participant will notify NextEra of the requirement to provide such testimony;

(D)Request, advise, entice, induce or solicit any employee, contractor, sales representative, consultant or other personnel of the Company to: (x) terminate their relationship with or breach their agreements with the Company; or (y) provide advice to any Competing Enterprise on matters related to the Company;

(E)With respect to any of the Company's Customers, (x) solicit such Customers with respect to the purchase of (i) products, goods or services offered or planned to be offered imminently by the Company, in each case, as of the Date of Termination or (ii) products, goods or services that are substantially similar to those set forth in the immediately preceding clause (i); or (y) request, advise, entice, induce or solicit such Customers to withdraw, curtail, cancel or otherwise alter in an adverse manner their business or relationship with the Company;

(F)With respect to any of the Company's Vendors, (x) form a relationship with such Vendors that is adverse to the Company; or (y) request, advise, entice, induce or solicit such Vendors to withdraw, curtail, cancel or otherwise alter in an adverse manner their business or relationship with the Company.

For purposes of Section 5(a)(i)(E), the term “Customer” means any of the Company's customers or bona fide prospective customers for any project in which the Company has at any time within the preceding five years performed any significant development efforts of which the Participant has significant knowledge (other than, for the avoidance of doubt, Florida Power & Light Company utility customers (governmental, commercial, and residential)). For purposes of Sections 5(a)(i)(F), the term “Vendor” means any of the Company's material suppliers, vendors, contractors, consultants, advisors, representatives or agents that have been involved in any project in which the Company has at any time within the preceding five years performed any significant development efforts of which the Participant has significant knowledge.

(ii)During the Participant's employment with the Company and for a two-year period following the Participant's Date of Termination, the Participant agrees, regardless of any dispute between the parties, that the Participant will not (except with the prior express written consent of NextEra's Executive Vice President, Human Resources), either directly or indirectly (whether through or as a broker, representative, consultant, advisor, agent, “headhunter” of either the Participant or any business, organization, person, third party or other entity now existing or hereafter created) be or become financially interested or engaged in any manner (whether as a shareholder, bondholder, officer, director, employee, independent contractor, advisor, consultant, agent or otherwise) in any Competing Enterprise in a geographic area in which the Company conducts business or has or solicits customers, other than as a holder of a passive investment of not more than one percent of the outstanding voting securities of any entity whose voting securities are listed on a recognized national securities exchange or quoted on the OTC Bulletin Board or any comparable system.

(iii)During the Participant's employment with the Company and at all times after the Participant's Date of Termination, the Participant promises and agrees not to disclose or utilize any Trade Secrets or valuable confidential business or professional information, or other proprietary information acquired during the course of the Participant's employment with the Company, except as may be, and solely to the extent, required by law. The Participant is also advised that improper disclosure of trade secrets is a felony under Florida law. For purposes of the Plan, “Trade Secrets” means the whole or any portion or phase of any formula, pattern, device, combination of devices, or compilation of information which is for use, or is used, in the operation of the Company's business and which provides an advantage, or an opportunity to obtain an advantage, over those who do not know or use it. However, “Trade Secrets” will not include information that is known to the public generally. The Participant further promises and agrees that all records, files, plans, documents, software, reports, research, and policies and procedures relating to the business of the Company that the Participant prepared, used or came into contact with, will be and will remain the sole property of the Company, will not be copied without written permission, and will be returned to the Company on or prior to the Participant's Date of Termination.

(iv)During the Participant's employment with the Company and at all times after the Participant's Date of Termination, the Participant promises and agrees that all Confidential Information (as defined herein and in the NextEra Energy, Inc. Code of Business Conduct & Ethics as of the Participant's Date of Termination) will not be disclosed by the Participant, directly or indirectly, to any person outside the Company or used by the Participant in any manner without prior written notice to and the prior written consent of NextEra, except as may be, and solely to the extent, required by law.“Confidential Information” will not include information that is publicly disclosed by the Company. The Participant acknowledges and agrees that all Confidential Information will remain the sole and exclusive property of the Company. In connection with the Participant's termination of employment with the Company, the Participant agrees to return to NextEra all papers, documents, writings, and other property produced by the Participant or which came into the Participant's possession by or through the Participant's employment with the Company that constitute or relate to Confidential Information. The Participant also agrees to promptly return to NextEra any other Company property in the Participant's possession, including, but not limited to, building card keys, computers, documents, CDs, or any other media containing the Company e-mail, correspondence, contracts, customer information, or other business information upon the Participant's Date of Termination. The Participant agrees to give NextEra immediate written notice of all requests for disclosure of Confidential Information that arise during legal proceedings involving the Participant, so that the Company may seek a protective order with respect to the threatened disclosure. The Participant further agrees to use best efforts, at the Company's request and expense, to obtain assurances that the Confidential Information required to be disclosed will be maintained on a confidential basis and will not be disclosed to a greater degree than required by law.

(v)During the Participant's employment with the Company and at all times after the Participant's Date of Termination, the Participant will not make any comments or otherwise engage in any activity that is intended to embarrass, adversely impact, or disparage the Company (orally or in writing) or that in any way is intended to work to the detriment (whether direct or indirect) of the Company.

(vi)The Participant acknowledges that NextEra and its Affiliates would not have an adequate remedy at law for monetary damages if the Participant breaches these Protective Covenants. Therefore, in addition to all remedies to which NextEra and its Affiliates may be entitled for a breach or threatened breach of these Protective Covenants, including but not limited to monetary damages, NextEra and its Affiliates will be entitled to seek specific enforcement of these Protective Covenants and to injunctive or other equitable relief as a remedy for a breach or threatened breach.

(vii)The Participant furthermore agrees that, in the event the Participant obtains alternative employment or consulting work with another employer or entity, NextEra will be entitled to notify the Participant's new employer or the entity for whom the Participant provides consulting work of the rights and obligations of the Participant arising under this Section 5.

(b)Cooperation. The parties agree that certain matters in which the Participant may have been involved during the Participant's employment may necessitate the Participant's cooperation in the future. Accordingly, as a further condition to the Participant's receipt and retention of the severance benefits provided in Section 4(b), to the extent reasonably requested by the Company, the Participant will cooperate with the Company and any Affiliate in connection with matters arising out of the Participant's service to the Company and its Affiliates; provided, however, that the Company or its Affiliates will make reasonable efforts to minimize disruption of the Participant's other activities. The Company or its Affiliates will reimburse the Participant for reasonable expenses incurred in connection with such cooperation and, to the extent that the Participant is required to spend substantial time on such matters, the Company or its Affiliates will compensate the Participant at an hourly rate based on the sum of the Participant's annual base salary and annual target cash incentive opportunity (expressed as a dollar amount), each as in effect immediately prior to termination of employment or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting a Termination Event. The hourly rate will be subject to increase annually to reflect the passage of time from the Date of Termination by applying interest at the applicable Federal rate provided under Section 7872(f)(8)(A) of the Code or its successor.

(c)Repayment; Forfeiture; Clawback. Notwithstanding anything to the contrary in the Plan, if the Participant fails to comply with the conditions of this Section 5 on one or more occasions, the Participant will be required to repay the full amount of the severance benefits provided in Section 4(b) that have previously been paid and will immediately forfeit all rights to the severance benefits provided in Section 4(b) that have not yet been paid. The repayment and forfeiture provisions of this Section 5(c) will be in addition to, and not in limitation of, any other remedies available to the Company or its Affiliates at law or in equity. In addition, any portion, up to and including the full amount, of the severance benefits paid to a Participant pursuant to Section 4(b) will be repaid by the Participant to the Company or its Affiliates if and to the extent that such severance benefits paid to such Participant are required to be repaid pursuant to (i) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise, provided such policy is generally applicable to Company executives and in effect as of the date of the Participant's Date of Termination; or (ii) any law, rule or regulation.

(d)Reformation of Protective Covenants. If any Protective Covenant under Section 5 is held by a court of competent jurisdiction to be enforceable only if modified, the court is expressly authorized to modify, and the parties wish that the court would so modify, the Protective Covenants (instead of severing such otherwise unenforceable provision from the Plan in its entirety) to such extent and in such manner as it deems warranted to carry out the intent of the Protective Covenants to the maximum extent permitted by law. If any Protective Covenant is ultimately held to be unenforceable and thus stricken in its entirety notwithstanding the desire of the parties as set forth above, any such event shall not affect the validity of the remainder of the Protective Covenants, the balance of which shall continue to be binding upon the Company and its Affiliates and the Participants.

6.PARACHUTE LIMITATIONS.

If any Participant is a “disqualified individual,” as defined in Section 280G(c) of the Code, then, notwithstanding any other provision of the Plan or of any other agreement, contract, or understanding entered into between the Participant and the Company or an Affiliate, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant (a “Benefit Arrangement”), any right of the Participant to any vesting, payment or benefit under the Plan will be reduced or eliminated: (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment, or benefit to the Participant under the Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”); and (ii) if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment. The Company will accomplish any reduction by first reducing or eliminating any cash payments (with the payments to be made at the latest date in the future being reduced first), then by reducing or eliminating any accelerated vesting of performance-based equity awards, then by reducing or eliminating any accelerated vesting of stock options or stock appreciation rights, then by reducing or eliminating any accelerated vesting of restricted stock or deferred stock units, then by reducing or eliminating any other remaining Parachute Payments.

7.EMPLOYMENT STATUS.

(a)Right to Terminate Employment. The Plan will not be deemed to be an employment contract between the Company or any Affiliate and any Participant. Nothing contained in the Plan including, without limitation, using the term “Cause” to determine benefits under the Plan, will give any Participant the right to be retained in the employ of the Company or any Affiliate or to interfere with the right of the Company to discharge any Participant at any time, nor will it give the Company or any Affiliate the right to require any Participant to remain in its employ or to interfere with the Participant's right to terminate service at any time.

(b)    Status During Benefit Period. Beginning upon the Participant's Date of Termination, the Participant will cease to be an employee of the Company or any Affiliate for any purpose. The payment of severance benefits under the Plan will be payments to a former employee.

8.CLAIMS AND REVIEW PROCEDURES.

(a)Claims Procedure. Any Eligible Executive (“claimant”) who has not received benefits under the Plan that he or she believes should be paid may make a claim for such benefits. With respect to benefits payable to or with respect to the Participant under an insurance policy, the insurer will adjudicate such claims pursuant to the terms of the policy, the ERISA claims procedure and applicable state law. With respect to other claims under the Plan, the Company will adjudicate such claims as follows:

(i)Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

(ii)Timing of Company Response. The Company will respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company may extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

(iii)Notice of Decision. If the Company denies part or the entire claim, the Company will notify the claimant in writing of such denial. The Company will write the notification in a manner calculated to be understood by the claimant. The notification will set forth:

(A)The specific reasons for the denial,

(B)A reference to the specific provisions of the Plan on which the denial is based,

(C)A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(D)An explanation of the Plan's review procedures and the time limits applicable to such procedures, and

(E)A statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(b)Review Procedure. If the Company denies part or the entire claim, the claimant will have the opportunity for a full and fair review by the Company of the denial, as follows:

(i)Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.

(ii)Additional Submissions - Information Access. The claimant will then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company will also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

(iii)Considerations on Review. In considering the review, the Company will take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(iv)Timing of Company Response.. The Company will respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company may extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

(v)Notice of Decision. The Company will notify the claimant in writing of its decision on review. The Company will write the notification in a manner calculated to be understood by the claimant. The notification will set forth:

(A)The specific reasons for the denial,

(B)A reference to the specific provisions of the Plan on which the denial is based,

(C)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

(D)A statement of the claimant's right to bring a civil action under Section 502(a) of ERISA.

9.ADMINISTRATION AND FINANCES.

(a)Administration. The Plan is intended to constitute a severance plan under Title I of ERISA. The Compensation Committee will be the named fiduciary with respect to the Plan and will act for the Company under the Plan.

(b)Powers of the Company. The Compensation Committee will have all powers necessary to administer the Plan, including, without limitation, the sole power and discretionary authority to (i) interpret the provisions of the Plan, and (ii) establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

(c)Interpretation. No Participant will receive a benefit under the Plan unless the Compensation Committee has determined that the Participant is entitled to the benefit under the terms and conditions of the Plan. The Compensation Committee will have the authority to interpret and construe all provisions of the Plan, and any such interpretation or construction, and any other determination contemplated to be made under the Plan by the Compensation Committee, will be final, binding and conclusive, absent manifest error.

(d)Delegation. The Compensation Committee will have the power to delegate specific duties and responsibilities to officers or other employees of the Company or other individuals or entities. Any such delegation by the Compensation Committee may allow further delegations by the individual or entity to which the delegation is made. The Compensation Committee may rescind any delegation at any time. Each officer, employee, individual or entity to which a duty or responsibility has been delegated will be responsible for the exercise of such duty or responsibility and will not be responsible for any act or failure to act of any other officer, employee, individual or entity.

(e)Costs. Except as otherwise provided in the Plan, the Company will bear the costs of the Plan.

10.AMENDMENTS AND TERMINATION.

The Company may amend or terminate the Plan, in full or in part, at any time and from time to time, provided both that, with respect to a change that affects the rights of an Eligible Executive or Participant, the Eligible Executive or Participant (each an “Eligible Person”) consents in writing to the amendment or termination, and that one of the following is true: (i) the Plan for the Eligible Person is exempt from Section 409A; (ii) the amendment or termination does not cause an acceleration of benefits under Section 409A; (iii) the acceleration is covered by an exception to the prohibition on accelerations under Section 409A; or (iv) the Company and the Eligible Person acknowledge in writing that the amendment or termination accelerates the payment of benefits and is likely to result in penalties under Section 409A. Any amendment will be filed with the Plan documents maintained by the Company.

11.MISCELLANEOUS.

(a)No Assignment. No Participant will have any rights to sell, assign, transfer, encumber or otherwise convey the right to receive the severance benefits due under the Plan, other than pursuant to the laws of descent and distribution, and any attempt to do so will be null and void and of no effect.

(b)Binding Effect. The Plan will inure to the benefit of and be binding upon the Participants and their respective heirs and legal representatives. The Plan will inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform under the Plan in the same manner and to the same extent as the Company would be required to perform under the Plan if no such succession had taken place. For purposes of this Section 11(b), “Company” means the Company as defined in Section 2(f) and any successor to its business and/or assets as described in this Section 11(b) that assumes the Plan by operation of law or otherwise.

(c)Tax Withholding. The Company will withhold any applicable income or employment taxes that are required to be withheld from the Accrued Obligations and severance benefits provided under the Plan.

(d)Limitation on Liability. The Company does not guarantee benefits payable under any insurance policy described or referred to in the Plan, and any benefits thereunder will be the exclusive responsibility of the insurer that is required to provide such benefits under such policy.

(e)Transfer to Affiliate. If a Participant transfers employment from the Company to an Affiliate that sponsors or adopts the Plan and extends participation in the Plan to the Participant, the Affiliate will become the “Company” for all purposes under the Plan and the Participant will not be deemed to have separated from service with the Company solely by virtue of such transfer for any purpose under the Plan. In any such case, the transfer of employment in and of itself shall not be treated as an event that gives rise to a condition for Involuntary Termination.

(f)Severability. If any provision of the Plan is determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions of the Plan will be severable and enforceable in accordance with its terms, and all provisions will remain enforceable in any other jurisdiction.

(g)Dispute Resolution.

(i)Governing Law; Jurisdiction; Waiver of Jury Trial. The Plan will be construed and interpreted in accordance with the laws of the State of Florida, without regard to its conflict of laws principles. All suits, actions, and proceedings relating to the Plan will be brought only in the courts of the State of Florida located in Palm Beach County or in the United States District Court for the Southern District of Florida in West Palm Beach, Florida. The Company and the Participant hereby consent to the personal jurisdiction of the courts described in this Section 11(g) for the purpose of all suits, actions, and proceedings relating to the Plan. The Company and the Participant each waive all objections to venue and to all claims that a court chosen in accordance with this Section 11(g) is improper based on a venue or a forum non conveniens claim.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTICIPANT AGREES AS A CONDITION OF PARTICIPATING IN THIS PLAN TO WAIVE ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PLAN AND TO ACKNOWLEDGE THAT SUCH WAIVER IS KNOWING, VOLUNTARY AND INTENTIONAL.

(ii)Attorneys' Fees. In the event that the Company, a Participant, an Eligible Executive or any other person institutes any legal suit, action or proceeding to enforce the covenants contained in the Plan (or obtain any other remedy in respect of any breach arising out of or relating to the Plan), and if the Participant or Eligible Executive is the prevailing party in the suit, action or proceeding, such Participant or Eligible Executive will be entitled to receive from the Company, in addition to all other damages to which such Participant or Eligible Employee may be entitled to from the Company, the reasonable costs incurred by such Participant or Eligible Employee in conducting the suit, action or proceeding, including reasonable attorneys' fees and expenses and court costs.

(h)Benefit of Other Agreements. The Compensation Committee will reduce a Participant's payments and benefits under the Plan by any other statutory severance obligations or contractual severance benefits, obligations for pay in lieu of notice, and any other similar benefits payable to the Participant that are due in connection with the Participant's Involuntary Termination and that are in the same form as the benefits provided under the Plan (e.g., equity award vesting). For the avoidance of doubt, no severance benefits will be payable under the Plan in the circumstances specified in Section 3(b) to any Eligible Executive who is a party to a Retention Agreement.

(i)Code Section 409A.

(i)The Plan is intended to comply with Section 409A or an exemption under Section 409A and will be interpreted, construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan to the contrary, payments provided under the Plan may be made only upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. In connection therewith for purposes of Section 409A, each installment payment provided under the Plan will be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.

(ii)Notwithstanding any other provision of the Plan to the contrary, any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A and that would otherwise be payable or distributable under the Plan by reason of the Participant's Involuntary Termination will not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to the Involuntary Termination meet any description or definition of “separation from service” in Section 409A (without giving effect to any elective provisions that may be available under such definition). This Section 11(i)(ii) does not prohibit the vesting or the determination of the amounts owed to the Participant due to such termination. If this Section 11(i)(ii) prevents the payment or distribution of any amount or benefit, such payment or distribution will be made on the date, if any, on which an event occurs that constitutes a “separation from service” under Section 409A or such later date as may be required by Section 11(i)(iii).

(iii)Notwithstanding any other provision of the Plan to the contrary, if any payment or benefit provided to the Participant in connection with his or her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit will not be paid until the first payroll date to occur following the six-month anniversary of the Participant's Date of Termination (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date will be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments will be paid without delay in accordance with their original schedule.

(j)Business Day. If the date on which any action required or permitted hereunder to be taken is not a Business Day, such action will comply with the applicable provision of the Plan if it is taken on the first Business Day after such date. For purposes of the Plan, “Business Day” means each day other than a Saturday, a Sunday or any other day on which commercial banks in the State of Florida are authorized by law to close.

*          *          *

To record adoption of the Plan by the Compensation Committee as of February 26, 2013, the Company has caused its authorized officer to execute the Plan.

NEXTERA ENERGY, INC.

By:	SHAUN J. FRANCIS

Title:	Executive Vice President Human Resources and Corporate Services